Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of CVR GP, LLC

and

The Unitholders of CVR Partners, LP

and

The General Partner of CVR Partners, LP:

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the headings “Summary Historical Consolidated Financial Information” and “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

March 6, 2012